Epoch Announces AUM of $11.3 Billion

NEW YORK — (BUSINESS WIRE) — July 6, 2010 – Epoch Investment Partners, Inc. (“Epoch” or the “Company”), a leading investment manager and investment adviser and the sole operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") were approximately $11.3 billion as of June 30, 2010, a decrease of 10% from $12.6 billion as of March 31, 2010.  The decrease in AUM was attributable to the decline in equity markets during the quarter, slightly offset by net flows in both U.S. and global investment services.

“Despite a quarter of negative equity market returns, we are pleased that there continues to be strong, growing interest in our investment strategies. Our emphasis on investing in high quality companies generating free cash flow and run by managements with successful records of allocating those cash flows, continues to attract new clients,” said William W. Priest, Chief Executive Officer of the Company.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended.  Investment management and investment advisory services are the Company's sole line of business.  Headquartered in New York, the Company's current product offerings include U.S. All Cap Value; U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. Choice; International Small Cap; Global Small Cap; Global Choice; Global Equity Shareholder Yield; and Global Absolute Return.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2009.   Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects.  The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact

Phil Clark, 212-303-7210, pclark@eipny.com